UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

CrowdStrike Holdings, Inc.
(Name of Issuer)

Class A Common Stock, par value $0.0005 per share
(Title of Class of Securities)

22788C105
(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
CapitalG LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%
12		TYPE OF REPORTING PERSON (See Instructions)
PN

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
CapitalG GP LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
CapitalG 2015 LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%
12		TYPE OF REPORTING PERSON (See Instructions)
PN

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
CapitalG 2015 GP LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Alphabet Holdings LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Alphabet Inc.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%
12		TYPE OF REPORTING PERSON (See Instructions)
CO

Item 1.	(a)	Name of Issuer

CrowdStrike Holdings, Inc.

(b)	Address of Issuer’s Principal Executive Offices

150 Mathilda Place, Suite 300
Sunnyvale, CA 94086

Item 2.	(a)	Name of Person Filing

This statement is filed by the following entities (collectively, referred to as the “Reporting Persons”):

•	CapitalG LP, a Delaware limited partnership;
•	CapitalG GP LLC, a Delaware limited liability company;
•	CapitalG 2015 LP, a Delaware limited partnership;
•	CapitalG 2015 GP LLC, a Delaware limited liability company;
•	Alphabet Holdings LLC, a Delaware limited liability company; and
•	Alphabet Inc., a Delaware corporation.

CapitalG GP LLC, the general partner of CapitalG LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG LP.

CapitalG 2015 GP LLC, the general partner of CapitalG 2015 LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2015 LP.

Alphabet Holdings LLC, the managing member of CapitalG GP LLC and CapitalG 2015 GP LLC, XXVI Holdings Inc., the managing member of Alphabet Holdings LLC, and Alphabet Inc., the controlling stockholder of XXVI Holdings Inc., may each be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG LP and CapitalG 2015 LP.  Each of XXVI Holdings Inc. and Alphabet Inc. disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(b)	Address of Principal Business Office or, if none, Residence

The address of the principal business office for each of the Reporting Persons is:

1600 Amphitheatre Parkway
Mountain View, CA 94043

(c)	Citizenship

See Row 4 of cover page for each Reporting Person.

(d)	Title of Class of Securities

Class A Common Stock, par value $0.0005 per share.

(e)	CUSIP Number

22788C105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii) Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof certain of the Reporting Persons have ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Exhibit No.	Exhibit

99.2	Power of Attorney, dated February 11, 2022

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2022

CAPITALG LP

By: CapitalG GP LLC
       its General Partner

By:  /s/ Bryan Keighery
Name:  Bryan Keighery
Title:    Attorney-in-fact

CAPITALG GP LLC

By:  /s/ Bryan Keighery
Name:  Bryan Keighery
Title:    Attorney-in-fact

CAPITALG 2015 LP

By: CapitalG 2015 GP LLC
       its General Partner

By:  /s/ Bryan Keighery
Name:  Bryan Keighery
Title:    Attorney-in-fact

CAPITALG 2015 GP LLC

By:  /s/ Bryan Keighery
Name:  Bryan Keighery
Title:    Attorney-in-fact

ALPHABET HOLDINGS LLC

By:  /s/ Bryan Keighery
Name:  Bryan Keighery
Title:    Attorney-in-fact

ALPHABET INC.

By:  /s/ Bryan Keighery
Name:  Bryan Keighery
Title:    Attorney-in-fact